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Exhibit (a)(1)(v)

        Offer to Purchase
All Outstanding Shares of Common Stock
in
Continental Materials Corporation
at
$9.50 per Common Share
Pursuant to the Offer to Purchase Dated February 18, 2020
by
Bee Street Holdings LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON MARCH 17, 2020, UNLESS THE OFFER IS EXTENDED.

February 18, 2020

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated February 18, 2020 (the "Offer to Purchase"), and the related Letter of Transmittal in connection with the offer by Bee Street Holdings LLC, a Delaware limited liability company ("Purchaser"), to purchase all of the issued and outstanding shares of common stock, par value $0.25 per share (the "Shares") of Continental Materials Corporation, a Delaware corporation ("CMC"), at a purchase price of $9.50 per Share, net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer").

        The board of directors of CMC has not made a public statement as to whether they recommend that holders of Shares tender their Shares in the Offer.

        We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

        Please note carefully the following:

          1.     The offer price for the Offer is $9.50 per Share, net to you in cash, without interest thereon and subject to any required tax withholding.

          2.     The Offer is being made for all issued and outstanding Shares.

          3.     The board of directors of CMC has not made a public statement as to whether they recommend that holders of Shares tender their Shares in the Offer. CMC is required to make a recommendation, or state that it is neutral or is unable to take a position with respect to the Offer, and to publish such recommendation or send it to holders of Shares within ten business days from the date of the Offer to Purchase.

          4.     The Offer and withdrawal rights will expire at 5:00 P.M., New York City Time, on March 17, 2020, unless the Offer is extended by Purchaser.

          5.     The Offer is contingent upon the receipt by Purchaser of net proceeds of debt financing which are adequate to fund the Offer, the related Merger, as defined in the Offer to Purchase (if applicable), and the Purchaser's expenses (as further defined in the Offer to Purchase, the "Financing Condition"). The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the conditions set forth in

  Section 12 of the Offer to Purchase (collectively, the "Offer Conditions"). Among the Offer Conditions are: (i) the Minimum Tender Condition (as defined in the Offer to Purchase), and (ii) the Financing Condition, and (iii) on or after February 18, 2020, and at or prior to the expiration of the Offer, that certain events shall not incur, including any action challenging the transactions related to the Offer or certain changes occurring that result or could reasonably be expected to result in adverse effects on CMC and its subsidiaries.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the Offer to Purchase
All Outstanding Shares of Common Stock
in
Continental Materials Corporation
at
$9.50 per Common Share
Pursuant to the Offer to Purchase Dated February 18, 2020
by
Bee Street Holdings LLC

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 18, 2020, and the related Letter of Transmittal, in connection with the offer by Bee Street Holdings LLC, a Delaware limited liability company ("Purchaser"), to purchase all of the issued and outstanding shares of common stock, par value $0.25 per share (the "Shares") of Continental Materials Corporation, a Delaware corporation ("CMC"), at a purchase price of $9.50 per Share, net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase, dated February 18, 2020 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer").

        The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

        The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Account No.

Dated , 2020

Area Code and Phone Number

Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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  Exhibit (a)(1)(v)